Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 22, 2012, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of NewBridge Bancorp on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of NewBridge Bancorp on Forms S-8 (File No. 333-160071, effective June 18, 2009, File No. 333-147393, effective November 14, 2007, File No. 333-118394, effective August 20, 2004, File No. 333-61046, effective May 16, 2001, File No. 333-40561, effective November 19, 1997, File No. 33-54610, effective November 17, 1992 and File No. 33-81664, effective July 15, 1994), the Form S-3D (File No. 333-147392, effective November 14, 2007) and on Form S-3 (File No. 333-59464, effective April 24, 2001).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 22, 2012